Exhibit 99.3

Press Release

Gulfport Energy Appoints Domenic J. Dell’Osso, Jr. Chief Executive Officer

Oklahoma City, OK – May 5, 2026 – Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today announced that Domenic “Nick” Dell’Osso, Jr. has been appointed President and Chief Executive Officer, effective May 28, 2026.

“Nick is a highly respected proven leader with the strategic vision, financial discipline and operational expertise to propel Gulfport forward into its next chapter of value creation,” said Timothy J. Cutt, Chairman of the Board. “He brings more than two decades of energy industry leadership and a track record of delivering attractive shareholder returns and leading through complex industry cycles. The Board is confident that Nick’s expertise will serve Gulfport well, and we look forward to working with him to advance the Company’s strategy and create long-term value for all stakeholders.”

“It’s a great honor to join Gulfport at such a pivotal moment for the Company and the industry,” said Dell’Osso. “Demand for energy is rapidly growing and natural gas is at the epicenter of this growth. Gulfport is incredibly well-positioned with a high-quality, deep and concentrated asset base adjacent to growing demand centers, a strong balance sheet and a talented team from top to bottom. The macro environment combined with the uniquely attractive elements of this Company create the foundation for long-term success. I’m excited to join a team focused on strengthening the business and working with customers to become an industry leader at efficiently delivering affordable, reliable natural gas to a growing market. I look forward to working with the Board, the leadership team and employees across the organization to create value for shareholders and further elevate what this Company can achieve.”

Mr. Dell’Osso has more than 20 years of experience in the energy sector, with expertise in corporate strategy, capital markets and mergers and acquisitions, as well as leading companies through periods of transformation to position them for long-term value creation. Most recently, he served as President and Chief Executive Officer of Expand Energy Corporation (NASDAQ: EXE) (formerly Chesapeake Energy Corporation) from 2021 to February 2026. During his tenure as CEO, Expand Energy became the largest natural gas producer in the United States and grew EBITDA and free cash flow significantly. The company also became widely recognized as the capital efficiency and cost leader in every basin of operations, exhibiting disciplined capital allocation to match market conditions and return significant capital to shareholders.

Mr. Dell’Osso joined Chesapeake in 2008, serving in roles of increasing responsibility, including Executive Vice President and Chief Financial Officer from 2010 to 2021. Prior to Chesapeake, he was an investment banker with Jefferies & Co and Banc of America Securities. He earned a Master of Business Administration in Finance from The University of Texas at Austin and a Bachelor’s degree in Economics from Boston College. Mr. Dell’Osso currently serves on the board of Transocean Ltd. (NYSE: RIG).

Following Mr. Dell’Osso’s appointment as Chief Executive Officer on May 28, 2026, the Office of the Chairman will be discontinued and Timothy Cutt, Michael Hodges, Matthew Rucker and Patrick Craine will continue to serve in their roles as non-executive Chairman of the Board, Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Operating Officer and Executive Vice President and Chief Legal and Administrative Officer, respectively.

About Gulfport

Gulfport is an independent, natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica and Marcellus formations and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Investor Contact

Jessica Antle – Vice President, Investor Relations

jantle@gulfportenergy.com

405-252-4550